Execution Version

Amendment to Supply and Offtake Agreement

November 4, 2024
Bakersfield Renewable Fuels, LLC
c/o Global Clean Energy Holdings, Inc. 6451 Rosedale Hwy
Bakersfield, CA 93308 Attention: General Counsel
Re: Amendment to Supply and Offtake Agreement Representatives:
Reference is made to the Supply and Offtake Agreement dated as of June 25, 2024 (the “SOA”), by and between Bakersfield Renewable Fuels, LLC, a Delaware limited liability company (“BKRF”), and Vitol Americas Corp., a Delaware corporation (“Vitol” and together with BKRF, the “Parties”), the defined terms of which are used herein unless otherwise defined herein.

The Parties have agreed to amend certain provisions of the SOA as is more fully set forth in this Amendment. In consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BKRF and Vitol agree as follows:

1.Section 2.1(b) of the SOA is amended by deleting the word “two” from the first sentence thereof and replacing it with the word “three”;
2.Section 2.2(a) of the SOA is amended by deleting “October 31, 2024” from the first sentence thereof and replacing it with “December 15, 2024”; and
3.Article 10 of the SOA is amended by adding the following new Section 10.6:
“10.6 Excess Commitment Fee. In the event of any Modification (as defined in the Intercreditor Agreement) to the Term Financing Documents that permits an increase in the aggregate funded principal amount of Tranche D Obligations (as defined in the Intercreditor Agreement) to an amount in excess of $330,000,000 (other than as a result of any payment in kind in respect of such Tranche D Obligations), then BKRF will pay to Vitol as an additional fee hereunder an amount equal to 7.58% of such excess amount in connection with each such Modification (the “Excess Commitment Fee”). Vitol will calculate and invoice BKRF for the Excess Commitment Fee such that the amount of the Excess Commitment Fee due shall be payable by BKRF in equal monthly installments from the month during which such Modification occurs through the last month of the then-remaining Term (excluding any Renewal Terms that have not yet become binding), and BKRF will pay Vitol each such monthly installment of the Excess Commitment Fee in accordance with such invoices. If this Agreement is terminated prior to the expiration of the Initial Term, the remaining balance of the Excess Commitment Fee will be an Unpaid Amount owing by BKRF to Vitol.”
The Parties agree that except as expressly modified by this Amendment, the SOA and the other Transaction Documents remain unmodified and in full force and effect and each Party confirms its

Amendment to Supply and Offtake Agreement

obligations and the other Party’s rights thereunder. Nothing contained in this Amendment shall, by implication or otherwise, constitute a right to any further amendment, waiver, or other modification of the terms of the SOA or the other Transaction Documents. The provisions of Section 15 of the SOA are incorporated herein by reference, mutatis mutandis. This Amendment shall become effective upon execution by both Parties.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Amendment as of the date first written above.

Bakersfield Renewable Fuels, LLC

Vitol Americas Corp.

By: /s/ Noah Verleun

By: /s/ Richard Evans

Name: Noah Verleun

Name: Richard Evans

Title: President

Title: SVP & CFO

Amendment to Supply and Offtake Agreement